UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 6, 2017

Cogint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2650 North Military Trail, Suite 300, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 757-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 6, 2017, Cogint, Inc., a Delaware corporation (“cogint” or the “Company”), entered into a Business Combination Agreement (the “Agreement”) with BlueFocus International Limited, a private company limited by shares registered in Hong Kong (the “Parent”).

Under the terms of the Agreement, the Company will issue to Parent shares of the Company’s common stock, par value $0.0005 per share (the “Common Stock”), representing 63% of the Company’s Common Stock on a fully diluted, post-transaction basis (the “Purchased Shares”). In consideration of the Purchased Shares, Parent will contribute to the Company (i) all of the issued and outstanding membership interests, shares of capital stock, and/or other equity interests of (a) Vision 7 International Inc., a Canadian company (“V7”), (b) We Are Very Social Limited, a limited company domiciled and incorporated in England and Wales (“WAVS”), (c) Indigo Social, LLC, a Delaware limited liability company (“Indigo”), and (d) any entity pursuant to which a “Permitted Acquisition,” as such term is defined in the Agreement, has been consummated before closing (each, an “Acquisition Entity,” and together with V7, WAVS, and Indigo, the “Contributed Entities”) and (ii) (x) $100,000,000 in cash (the “Cash Consideration”) and (y) if applicable, the amount by which (1) the normalized net working capital of V7, WAVS, and Indigo, calculated based on a formula, exceeds (2) the actual net working capital of V7, WAVS, and Indigo, plus cash and cash equivalents on hand at closing, in each case of (1) and (2) as certified by the Parent in writing before Closing (as defined below), and (iii) repay, assume, or refinance indebtedness for borrowed money of the Company as of the Closing. We refer to the issuance of the Purchased Shares in consideration of the contribution of the Contributed Entities and the Cash Consideration, together with the Cash Dividend and Stock Split hereinafter described, as the “Business Combination Transaction.”

As a condition to closing the Business Combination Transaction (the “Closing”), immediately before Closing, cogint will contribute its data and analytics operations and assets (the “IDI Business”) into its wholly-owned subsidiary, Red Violet, Inc. (“Red Violet”). The shares of Red Violet will be distributed as a stock dividend (the “Spin-Off”) to cogint stockholders of record as of a record date (the “Record Date”) and to holders of derivative securities who are entitled to participate in such a dividend in accordance with the terms of their securities. Holders of restricted stock units (“RSUs”) and other awards under the Company’s equity plans will generally participate in the Spin-Off as cogint stockholders in accordance with the Employee Matters Agreement (as described below) and the terms of such securities, and holders of Company warrants will participate in the Spin-Off in accordance with the terms of their Company warrants.

Before the Company effects the Spin-Off, Red Violet will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form 10 (the “Form 10”), registering under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of Red Violet to be distributed in the Spin-Off. As a result, upon completion of the Spin-Off, cogint stockholders will hold shares of two public companies, cogint and Red Violet. We expect cogint Common Stock to continue trading on the NASDAQ Stock Market (the “NASDAQ”) and we to intend to apply for listing the Red Violet shares on NASDAQ.

The Spin-Off is governed by a Separation Agreement (the “Separation Agreement”), dated September 6, 2017, by and between the Company and Red Violet and other related agreements (as further described below, the “Spin-Off Documents”), which provide the terms and conditions for the Spin-Off, including that Red Violet may request as working capital up to $20 million dollars at the time of the Spin-Off. Red Violet will be led by cogint’s current management team with Derek Dubner, co-founder and Chief Executive Officer of cogint, as Chief Executive Officer of Red Violet and Michael Brauser, co-founder and Chairman of the Board of cogint, serving as Chairman of the Board of Red Violet.

The Cash Consideration, after deductions for certain transaction expenses and an amount up to $20 million to capitalize Red Violet at the time of the Spin-Off, will be distributed pro rata as a cash dividend or payment (the “Cash Dividend”) to (i) the holders of Company Common Stock, (ii) the holders of options, rights or binding arrangements from the Company to issue Company Common Stock or securities convertible into or exchangeable for Company Common Stock, which, by their terms, are entitled to participate in cash dividends of the Company and (iii) the holders of certain warrants of the Company, which, by their terms, are entitled to participate in cash dividends of the Company, in each case, subject to certain exceptions. The Cash Dividend is contingent on Closing, and the per share amount of the Cash Dividend will be determined by the Board before Closing, subject to applicable law.

The Agreement contains customary representations and warranties about the condition of the Company and its subsidiaries (other than with respect to the assets and liabilities that will be allocated to Red Violet in the Spin-Off), including representations and warranties about their capitalization, assets and properties, SEC filings, financial statements, liabilities, internal controls, absence of undisclosed liabilities, compliance with laws, material contracts, litigation, employee matters, intellectual property and information technology, affiliated transactions, taxes, business activities and customers and suppliers, among others.

The Agreement contains customary representations and warranties about the Contributed Entities, substantially similar to the representations and warranties being made by the Company, in addition to representations and warranties with respect to the sufficiency of financing and solvency of the Contributed Entities, and certain other representations to ensure compliance with applicable securities laws. None of the representations and warranties given by either the Company or the Parent survive Closing.

Under the terms of the Agreement, the Closing will take place on a date and time to be agreed upon by Parent and the Company no later than twenty (20) business days after all conditions precedent to Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, or such other date and time as the parties may mutually agree. The Spin-Off will occur on the same day as and before Closing.

Conditions to the Closing and the other transactions contemplated by the Agreement include (i) receipt of the required Company stockholders’ approval, (ii) no injunctions or laws prohibiting the transactions contemplated by the Agreement, (iii) consent under the HSR Act and the Committee on Foreign Investment in the United States (“CFIUS”) approval, (iv) effectiveness of the Form 10 and consummation of the Spin-Off, (v) accuracy of representations and warranties and compliance with covenants except as would not have a Material Adverse Effect (as defined in the Agreement) and an officer’s certificate certifying the same, (vi) approval by NASDAQ of the listing of the Purchased Shares, and (vii) delivery by the Company of a spreadsheet identifying the Company Common Stock, options, RSUs and warrants, and Purchased Shares.

The Agreement may be terminated as follows:

•	By the Company or Parent by mutual agreement, if there is a permanent injunction prohibiting the Business Combination Transaction, if the Closing has not occurred within twelve (12) months from signing, if the other party is in breach of its respective representations or warranties or covenants, which would cause the condition to Closing with respect to the foregoing to fail to be met and such breach is not cured within thirty (30) days, or if CFIUS informs the Company and the Parent it has recommended or intends to recommend the prohibition of the Business Combination Transaction.

•	By the Parent if either the Stockholder Written Consent approving the Business Combination Transaction and related Voting Agreement (each as further described below) is not delivered within twenty-four (24) hours after signing, or the approval of the holders of a majority of Company Common Stock is not obtained at the stockholders meeting, or if the Board changes its recommendation to the stockholders to authorize the Business Combination Transaction.

•	By the Company, if it has received a Superior Proposal (as defined in the Agreement) and has complied with the procedure in the Agreement with respect to such Superior Proposal, or if the Company is ready to consummate the Business Combination Transaction and the conditions to Closing are met or will be met at Closing, and after notice thereto, the Parent fails to consummate the Business Combination Transaction.

•	The Company must pay Parent a termination fee in the amount of $3 million if the Agreement is terminated by the Parent due to the Company’s breach or failure to timely deliver the required Stockholder Written Consent and the Company enters into another acquisition transaction within six months of such termination. Such fee is also due if the Board changes its recommendation with respect to the Business Combination Transaction or enters into a Superior Proposal.

•	The Parent must pay the Company a termination fee of $5 million if (i) there is an injunction or prohibition, or a necessary governmental consent is not obtained, in each case which would permit the Company to terminate the Agreement and such injunction, prohibition or consent, is imposed by the government of China or the Shenzhen Stock Exchange, (ii) the Company terminates the agreement due to Parent’s breach of its covenant with respect to incurrence of indebtedness for borrowed money, or (iii) the Company terminates the Agreement due to a failure by the Parent to consummate the Business Combination Transaction upon the satisfaction of all Parent’s closing conditions after receiving notice thereof.

•	Neither party has any liability following termination except for liability for fraud or intentional breach before such termination, subject to the survival of certain provisions, and with respect to any termination fees, if due.

The description of the Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

In connection with the Business Combination Transaction, the Company will take the following additional actions, immediately before or at Closing:

(1) Amend and restate the Company’s certificate of incorporation (the “Amended and Restated Charter”) to (i) increase the number of authorized shares of Common Stock to 400 million shares to provide for the issuance of the Purchased Shares, (ii) provide for Parent to take action by written consent so long as the Parent is the beneficial owner of Common Stock representing at least a majority of the votes entitled to be cast by the holders of Common Stock, and (iii) provide a process for affiliated party transactions by Parent post-closing;

(2) Amend the Amended and Restated Charter (the “Amendment”) to, at the discretion of the Board to effect a reverse stock split of the Common Stock within the range of one for two and one for four (the “Stock Split”), with the exact ratio to be determined by the Board at Closing; and

(3) Amend and restate the Company’s Bylaws to (i) provide for Parent to take action by written consent, (ii) entitle Parent to nominate persons for election to the Board and propose business to be considered by the stockholders at any meeting of stockholders without notice compliance with the requirements and procedures of the Bylaws, (iii) provide that, upon the request of Parent, the Company will promptly provide the stock list, and (iv) provide for Parent to call special meetings of the Board and stockholders, each so long as the Parent is the beneficial owner of Common Stock representing at least a majority of the votes entitled to be cast by the holders of Common Stock.

The description of the Amended and Restated Charter, the Amendment and the Amended and Restated Bylaws contained in this Form 8-K do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Charter, the Amendment, and the Amended and Restated Bylaws, which are filed as Exhibits 3.1, 3.2, and 3.3 to this Form 8-K, respectively, and are incorporated herein by reference.

cogint stockholders of record holding in aggregate 32,052,781 shares representing approximately 58% of the Company’s Common Stock (the “Consenting Stockholders”) have approved, by written consent, dated September 6, 2017 (the “Stockholder Written Consent”), the issuance of the Purchased Shares to Parent and other matters relating to the Business

Combination Transaction. Also, certain of the Consenting Stockholders beneficially owning in aggregate approximately 56% of the Company’s Common Stock have entered into a Voting Agreement, which provides for (a) a requirement that the Consenting Stockholders vote in favor of the transactions contemplated by the Agreement, (b) a prohibition on stock transfers before Closing, subject to limited exceptions, and (c) an exclusivity and nonsolicitation provision with respect to any other acquisition proposal. The parties to the Voting Agreement have also entered into a Stockholders’ Agreement, which terminates a previous stockholders’ agreement, dated December 8, 2015, among certain of the parties to this Stockholders’ Agreement and provides that for a period of three years after Closing (or such shorter period if certain amounts of stock are divested), the Board will be composed of seven directors and the Consenting Stockholders party to the Stockholders’ Agreement will be entitled to nominate and appoint two directors to the Board, subject to certain conditions being met.

The Stockholders’ Agreement also provides that after Closing (a) the stockholders party thereto shall be locked up for a period of one year, subject to limited exceptions for sales of a limited amount and sales to pay taxes on vested RSUs or other equity awards under the Company’s equity plans, as needed, (b) Parent shall not intentionally take action to delist the Company’s Common Stock from a national exchange and (c) certain affiliated transactions after the Closing will require disinterested director approval. Within 45 days after signing the Agreement, the Company expects to mail to its stockholders an Information Statement on Schedule 14-C (the “Information Statement”) describing the Business Combination Transaction in detail.

The descriptions of the Voting Agreement and Stockholders’ Agreement contained in this Form 8-K do not purport to be complete and are qualified in their entirety by reference to the Voting Agreement and Stockholders’ Agreement, which are filed as Exhibit 10.1 and 10.2 to this Form 8-K, respectively, and are incorporated herein by reference.

Spin-Off Documents

Separation Agreement

The Separation Agreement provides for the separation of the IDI Business from the Company’s marketing services business (the “Fluent Business”) before Closing. Among other things, the Separation Agreement provides for the transfer of certain assets and liabilities of the Company and its subsidiaries to Red Violet and entities that will become Red Violet subsidiaries pursuant to an internal restructuring, in order to separate the IDI Business from the Fluent Business, and sets forth when and how such transfers will occur (the time of such transfer, the “Business Transfer Time”).

As part of the separation of the businesses, all cash of the Company, net of any working capital shortfall at the Company as of the Closing, will be allocated to Red Violet. Net working capital of the Company at the Business Transfer Time will be measured against a normalized working capital target of the Company based on a formula to determine the amount of any such shortfall. Red Violet may request as working capital up to $20 million dollars pursuant to a promissory note from the Company before the time of the Spin-Off, which promissory note will be satisfied at Closing from the Cash Consideration.

In addition to assuming all liabilities of the IDI Business, Red Violet will assume all liabilities of the Company not directly related to the Fluent Business, including liabilities relating to exculpation of directors and officers to the extent not covered by insurance, but excluding liabilities related to any transaction litigation and taxes allocated to the Company in the Tax Matters Agreement, as described below.

Red Violet will assume liability for the Company’s use of the name “cogint” and litigation related thereto, and will be assigned all rights to the name “cogint.”

For a period of five (5) years from the date of the Spin-Off, Red Violet may not, directly or indirectly, conduct any business that is the same as or substantially the same as the business or performance-based digital advertising and marketing services and solutions on behalf of advertisers, publishers, and advertising agencies in any country in which the Company conducted business during the twelve (12) months preceding the date of the Spin-Off. For a period of three (3) years from the date of the Spin-Off, neither cogint nor Red Violet will solicit the other’s employees, subject to certain exceptions.

Each of the Company and Red Violet provides general releases to the other party and their affiliates except with respect to the Spin-Off agreements and other customary exceptions.

Red Violet and its subsidiaries will indemnify the Company and its representatives, on a joint and several basis, with respect to all liabilities arising from, the IDI Business, any asset or liability allocated to the IDI Business, any liability not specifically assumed by the Company and a breach under the Spin-Off agreements. The Company and its subsidiaries will indemnify Red Violet and its subsidiaries, on a joint and several basis, with respect to all liability arising from the Fluent Business, any assets or liabilities allocated to the Fluent Business and any breach under the Spin-Off agreements, but with respect to the Fluent Business. Each party’s indemnification payments are net of certain insurance proceeds and other amounts. These indemnification obligations survive the Closing.

The description of the Separation Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.3 to this Form 8-K and is incorporated herein by reference.

Tax Matters Agreement

The Tax Matters Agreement sets out the respective rights, responsibilities, and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes incurred as a result of the Spin-Off), tax attributes, tax returns, tax contests and certain other tax matters between the Company and Red Violet.

The Tax Matters Agreement allocates responsibility for the preparation, filing, and payment of certain tax returns, including the Company’s consolidated federal income tax return, tax returns associated with both the Fluent Business and the IDI Business, and tax returns associated with either the Fluent Business or the IDI Business, in each case for the tax periods prior to, during and following the Closing, and provides for certain reimbursements by the parties.

The Company will generally be liable for its own taxes and taxes of all of its subsidiaries (other than subsidiaries contributed to Red Violet before the Spin-Off, the taxes for which Red Violet shall be liable) for all tax periods before the Business Transfer Time. Red Violet, however, will be responsible for its taxes and for taxes of its subsidiaries, for taxes attributable to the IDI Business, and for taxes of the Company arising as a result of the Spin-Off and certain related transactions (including any taxes resulting from an election under Internal Revenue Code Section 336(e) in connection with the Spin-Off) to the extent the taxable income arising therefrom is not offset by the Company’s net operating losses or other tax attributes. Red Violet will bear liability for any transfer taxes incurred in the Spin-Off and certain related transactions.

Each of the Company and Red Violet will indemnify each other against any taxes allocated to such party under the Tax Matters Agreement, any breach of its covenants thereunder, and related out-of-pocket costs and expenses.

The description of the Tax Matters Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Tax Matters Agreement, which is filed as Exhibit 10.4 to this Form 8-K and is incorporated herein by reference.

Employee Matters Agreement

The Employee Matters Agreement sets out the respective rights, responsibilities, and obligations with respect to the transfer of certain employees engaged in the IDI Business and related matters, including benefit plans, terms of employment, equity awards, retirement plans, and certain employment matters between the Company and Red Violet in connection with the Spin-Off.

Upon the Spin-Off, Red Violet will assume or retain responsibility as employer of certain employees whose duties primarily relate to the IDI Business, as well as all obligations and liabilities with respect to (i) the employment or retention of Red Violet employees, including liabilities for any employment claims of current or former Red Violet employees, (ii) the Red Violet benefit plans, (iii) all Red Violet employment agreements, and (iv) any other liabilities expressly assigned to Red Violet under the Employee Matters Agreement.

Red Violet employees will cease to participate in any Company employee benefit plans as of the Spin-Off , and will instead be entitled to participate in employee benefit plans established or maintained by the Red Violet, including retirement plans, health and welfare plans, and equity incentive plans. Red Violet employees will be entitled to credit for prior service to the extent afforded under any Company plans for purposes of eligibility to participate and vesting, except to the extent such credit would result in the duplication of benefits for the same period of service.

The Employee Matters Agreement also provides that in connection with the Business Combination Transaction and the Spin-Off all outstanding equity compensation grants of the Company Common Stock will be treated as follows:

•	Outstanding Company RSUs will fully vest and the underlying Common Stock will be issued immediately before the Record Date. These newly issued shares of Common Stock will entitle RSU holders to participate in the Cash Dividend and receive Red Violet common stock in the Spin-Off.

•	All outstanding Company options, will fully vest and may be exercised for a period of at least ten (10) days before the Record Date at which time all outstanding Company options not exercised before the Record Date will immediately terminate, except for any Company options issued under the Company’s 2015 Stock Equity Plan (the “2015 Plan”), which will terminate immediately before the Closing. Shares acquired pursuant to option exercises will be entitled to participate in the Cash Dividend and receive Red Violet common stock in the Spin-Off.

•	All outstanding Company restricted shares will fully vest immediately before the Record Date entitling the restricted shares to participate in the Cash Dividend and receive Red Violet common stock in the Spin-Off.

The description of the Employee Matters Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Employee Matters Agreement, which is filed as Exhibit 10.5 to this Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information disclosed under Item 1.01 of this report is incorporated by reference into this Item 1.02.

Item 3.02.	Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 5.02.	Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Reilly Employment Agreement

Effective September 6, 2017, the Company entered into a third amendment to employment agreement with James Reilly relating to his service as President of the Company (the “Reilly Amendment”). Pursuant to the Reilly Amendment, the Company and Mr. Reilly agreed to extend the term of his employment through April 30, 2020 with automatic one year renewals, unless either party provides written notice of termination to the other no less than 120 days prior to the beginning of such renewal term. Also, pursuant to the Reilly Amendment, in the event the Company terminates the employment agreement without cause or any successor of the Company refuses to accept assignment of the employment agreement, or if Mr. Reilly terminates the employment agreement or his employment for good reason, the Company will pay Mr. Reilly the greater of (x) his base salary for the remainder of his term and (y) two years of his base salary, in accordance with the Company’s payroll practices in effect from time to time, provided Mr. Reilly is not in violation of the confidentiality, nondisclosure, noncompetition, non-solicitation and non-disparagement provisions of the employment agreement.

The description of the Reilly Amendment contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Reilly Amendment, which is filed as Exhibit 10.6 to this Form 8-K and is incorporated herein by reference. The Reilly employment agreement, as amended, will be assumed by Red Violet in connection with the Spin-Off.

Consulting Services Agreement

On September 6, 2017, the Company entered into a consulting services agreement with Michael Brauser, effective as of June 23, 2017, for a term of four years (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Brauser will serve as a strategic advisor to cogint and devote up to ten hours per month providing the Company services relating to its organizational and capital structure, future financing needs, and future acquisitions and strategic transactions. In consideration for Mr. Brauser’s services, the Consulting Agreement provides for continued vesting on all outstanding RSUs granted to Mr. Brauser before the effective date of the Consulting Agreement.

The description of the Consulting Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which is filed as Exhibit 10.7 to this Form 8-K and is incorporated herein by reference. The Consulting Agreement, as amended, will be assumed by Red Violet in connection with the Spin-Off.

Increase in Shares Available for Issuance Under the Plan

Effective September 6, 2017, the Board and the Company’s Compensation Committee approved an increase in the number of shares eligible for issuance under the 2015 Plan by 1,000,000, resulting in an aggregate of 13,500,000 shares of Common Stock issuable under the 2015 Plan. Also, the Consenting Stockholders approved the amendment to the 2015 Plan on September 6, 2017.

Equity Grants

Effective September 6, 2017, the Company’s Compensation Committee approved equity grants under the 2015 Plan to (i) Derek Dubner, the Company’s Chief Executive Officer, of 300,000 shares of Common Stock, (ii) Daniel MacLachlan, the Company’s Chief Financial Officer, of 350,000 shares of Common Stock, and (iii) Harry Jordan, the Company’s Chief Operating Officer, of 50,000 RSUs. The shares of Common Stock, other than shares that may be sold to cover taxes related to the grants are subject to a lock-up restricting sales of the shares, which lock-up expires with respect to one-third of the shares on each of the first three anniversaries of the grant date. The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date, but will be subject to accelerated vesting in connection with the Spin-Off as described above under the Employee Matters Agreement.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The information disclosed under Item 1.01 of this report is incorporated by reference into this Item 5.07. A form of the Stockholder Written Consent is included as Exhibit B to Exhibit 2.1 of this report, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished as part of this report:

Exhibit No	Exhibit Description

2.1	Business Combination Agreement dated September 6, 2017, by and among Cogint, Inc., and BlueFocus International Limited.[1]

3.1	Form of Amended and Restated Certificate of Incorporation.

3.2	Form of Amendment to Amended and Restated Certificate of Incorporation.

3.3	Form of Amended and Restated Bylaws.

[1]	The schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation SK. The Company will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

Exhibit No	Exhibit Description

10.1	Written Consent and Voting Agreement dated September 6, 2017, by and among certain Consenting Stockholders and Blue Focus International Limited.

10.2	Stockholders’ Agreement dated September 6, 2017, by and among certain Consenting Stockholders and BlueFocus International Limited.

10.3	Separation and Distribution Agreement dated September 6, 2017, by and among Cogint, Inc. and Red Violet, Inc.

10.4	Tax Matters Agreement dated September 6, 2017, by and among Cogint, Inc. and Red Violet, Inc.

10.5	Employee Matters Agreement dated September 6, 2017, by and among Cogint, Inc. and Red Violet, Inc.

10.6	Third Amendment to Employment Agreement dated September 6, 2017, by and between Cogint, Inc. and James Reilly.

10.7	Consulting Services Agreement, effective as of June 23, 2017, by and between Cogint, Inc. and Michael Brauser.

99.1	Press Release of Cogint, Inc. dated September 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 7, 2017	Cogint, Inc.

	By:	/s/ Derek Dubner
		Name:	Derek Dubner
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No	Exhibit Description

2.1	Business Combination Agreement dated September 6, 2017, by and among Cogint, Inc., and BlueFocus International Limited.[1]

3.1	Form of Amended and Restated Certificate of Incorporation.

3.2	Form of Amendment to Amended and Restated Certificate of Incorporation.

3.3	Form of Amended and Restated Bylaws.

10.1	Written Consent and Voting Agreement dated September 6, 2017, by and among certain Consenting Stockholders and Blue Focus International Limited.

10.2	Stockholders’ Agreement dated September 6, 2017, by and among certain Consenting Stockholders and BlueFocus International Limited.

10.3	Separation and Distribution Agreement dated September 6, 2017, by and among Cogint, Inc. and Red Violet, Inc.

10.4	Tax Matters Agreement dated September 6, 2017, by and among Cogint, Inc. and Red Violet, Inc.

10.5	Employee Matters Agreement dated September 6, 2017, by and among Cogint, Inc. and Red Violet, Inc.

10.6	Third Amendment to Employment Agreement dated September 6, 2017, by and between Cogint, Inc. and James Reilly.

10.7	Consulting Services Agreement, effective as of June 23, 2017, by and between Cogint, Inc. and Michael Brauser.

99.1	Press Release of Cogint, Inc. dated September 7, 2017.

[1]	The schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation SK. The Company will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.